As filed with the Securities and Exchange Commission on December 19, 2002.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

MERCURY COMPUTER SYSTEMS, INC.
(Exact name of issuer as specified in its charter)

Massachusetts (State of Incorporation)	04-2741391 (IRS Employer Identification Number)

199 Riverneck Road, Chelmsford, MA 01824
(Address of Principal Executive Offices)

(978) 256-1300
(Registrant’s telephone number, including area code)

MERCURY COMPUTER SYSTEMS, INC.
1997 STOCK OPTION PLAN
(Full title of the Plan)

Anthony J. Medaglia, Jr., Esquire
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
(617) 570-1000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock	1,674,293 shares	$31.79	$53,225,774

$.01 par value per share	2,325,707 shares	$27.98	$65,073,281

TOTAL AMOUNT	4,000,000 shares		$118,299,055	$10,884

(1)
Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.

(2)
The registration fee has been calculated with respect to 1,674,293 of the shares registered on the basis of the closing price of $31.79 on the NASDAQ National Market on December 17, 2002; and with respect to the remaining 2,325,707 shares registered on the basis of the price at which options may be exercised.

NOTE

This Registration Statement is being filed solely for the purpose of registering 4,000,000 additional shares of Common Stock of Mercury Computer Systems, Inc. issuable pursuant to the Mercury Computer Systems, Inc. 1997 Stock Option Plan originally adopted in 1997. The total number of shares issuable under the Plan is 6,650,000 shares, of which 2,650,000 shares were previously registered on Form S-8 (Reg. No. 333-53291).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Mercury Computer Systems, Inc. (“Mercury”) hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by Mercury pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

(a)    Mercury’s latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or the latest Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains either directly or by incorporation by reference, audited financial statements for Mercury’s latest fiscal year for which such statements have been filed.

(b)    All of the reports filed by Mercury pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the Prospectus referred to in (a) above.

(c)    The description of Mercury’s Common Stock which is contained in the Registration Statement filed by Mercury under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES

Inapplicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the authorization and issuance of the Common Stock offered hereby will be passed upon for Mercury by Goodwin Procter LLP, Boston, Massachusetts. Anthony J. Medaglia Jr., a partner Goodwin Procter LLP is Clerk of Mercury and owns 25,950 shares of Mercury common stock and options for the purchase of an additional 7,010 shares of Mercury common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides as follows:

“Section 67. Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.”

Article 6 of the Restated Articles of Organization, as amended, of Mercury reads as follows:

Article 6.

“Other lawful provisions for the conduct and regulation of the business and affairs of the Corporation, for its voluntary dissolution or for limiting, defining or regulating the powers of the Corporation, or of its directors or stockholders, or of any class of stockholders are as follows: […]

No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any statutory provision or other law imposing such liability, except for liability of a director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156 of the Massachusetts General Laws, or (iv) for any transaction from which the Director derived an improper personal benefit.”

Article 7 of the Amended By-Laws of Mercury provides as follows:

Article 7.

Indemnification of Directors and Officers

Section 7.1 Definitions

“For purposes of this Article 7:

(a) ‘Director/officer’ means any person who is serving or has served as a Director, officer or employee of the Corporation appointed or elected by the Board of Directors or the stockholders of the Corporation, or any Director, officer or employee of the Corporation who is serving or has served at the request of the Corporation as a Director, officer, trustee, principal, partner, employee or other agent of any other organization.

(b) ‘Proceeding’ means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency.

(c) ‘Expense’ means any fine or penalty, and any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in connection with a Proceeding.

Section 7.2 Right to Indemnification

Except as limited by law or as provided in Sections 7.3 and 7.4 of this Article 7, each Director/officer (and his heirs and personal representatives) shall be indemnified by the Corporation against any Expense incurred by such Director/officer in connection with each Proceeding in which he or she is involved as a result of his or her serving or having served as a Director/officer.

Section 7.3 Indemnification Not Available

No indemnification shall be provided to a Director/officer with respect to a Proceeding as to which it shall have been adjudicated that he or she did not act in good faith in the reasonable belief that his or her action was in the best interests of the Corporation.

Section 7.4 Compromise or Settlement

In the event that a Proceeding is compromised or settled so as to impose any liability or obligation on a Director/officer or upon the Corporation, no indemnification shall be provided as to said Director/officer with respect to such Proceeding if such Director/officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Corporation.

Section 7.5 Advances

The Corporation shall pay sums on account of indemnification in advance of a final disposition of a Proceeding upon receipt of an undertaking by the Director/officer to repay such sums if it is subsequently established that he or she is not entitled to indemnification pursuant to Sections 7.3 and 7.4 hereof, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

Section 7.6 Not Exclusive

Nothing in this Article 7 shall limit any lawful rights to indemnification existing independently of this Article 7.

Section 7.7 Insurance

The provisions of this Article 7 shall not limit the power of the Board of Directors to authorize the purchase and maintenance of insurance on behalf of any Director/officer against any Expense whether or not the Corporation would have the power to indemnify such Director/officer against such Expense under this Article 7.”

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Number	Description

4.1	Mercury Computer Systems, Inc. 1997 Stock Option Plan, as amended.

5.1	Opinion of Goodwin Procter LLP as to legality of shares being registered and consent of Goodwin Procter, LLP.

23.1	Consentof Goodwin Procter LLP (included in Exhibit 5.1).

23.2	Consentof PricewaterhouseCoopers LLP.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes the following:

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned Registrant hereby undertakes, that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts on December 17, 2002.

MERCURY COMPUTER SYSTEMS, INC.

By:	/s/ James R. Bertelli
James R. Bertelli, President and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James R. Bertelli his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Bertelli James R. Bertelli	President and Chief Executive Officer (principal executive officer)	December 17, 2002

/s/ John F. Alexander II John F. Alexander II	Senior Vice President, Treasurer and Chief Financial Officer (principal financial officer)	December 18, 2002

/s/ Joseph M. Hartnett Joseph M. Hartnett	Corporate Controller and Chief Accounting Officer (principal accounting officer)	December 18, 2002

Gordon B. Baty	Director	December __, 2002

/s/ Albert P. Belle Isle Albert P. Belle Isle	Director	December 17, 2002

/s/ James A. Dwyer James A. Dwyer	Director	December 18, 2002

Russell K. Johnsen	Director	December __, 2002

/s/ Sherman N. Mullin Sherman N. Mullin	Director	December 17, 2002

/s/ Richard P. Wallace	Director	December 17, 2002
Richard P. Wallace

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Mercury Computer Systems, Inc. 1997 Stock Option Plan, as amended.

5.1	Opinion of Goodwin Procter LLP as to legality of shares being registered and consent of Goodwin Procter, LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.